EXHIBIT 2
Item 4.	PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:
On April 6, 2015, the Reporting Persons issued a press release (the "April 6 Press Release") announcing its intention to nominate a majority of directors for election to the Board, including Mr. Casey. The foregoing summary of the April 6 Press Release is qualified in its entirety by reference to the full text of the April 6 Press Release, a copy of which is attached hereto as Exhibit 99.6 and is incorporated by reference herein.